EXHIBIT 10.9.3


                     STOCK OPTION SUBCOMMITTEE

                         Atlanta, Georgia
                         October 17, 1996


Resolutions approving payment upon exercise of stock
options granted under the Stock Option Plans of The Coca-Cola
Company in cash or by delivery of shares of Company stock owned by the optionee
------------------------------------------------------------------


WHEREAS, this Committee, as permitted by the 1991 Stock Option Plan, as amended to and through the date hereof (the "1991 Plan"), may grant stock options to certain key employees of the Company, and options have been heretofore granted under the 1991 Plan and the 1987 Stock Option Plan of the Company, as amended to and through the date hereof (the "1987 Plan"); and

WHEREAS, the 1991 Plan and the 1987 Plan provide that this Committee may determine whether the exercises of such stock options shall be made in cash or by the delivery of shares of stock of The Coca-Cola Company owned by the optionee;

NOW, THEREFORE, BE IT RESOLVED, that until otherwise determined by this Committee under the 1987 Plan or the 1991 Plan, respectively, all exercises of stock options heretofore and hereafter granted from either the 1991 Plan or the 1987 Plan shall be made in cash or by delivery of shares of stock of The Coca-Cola Company ("Stock") owned by the optionee, the value of the shares delivered shall be computed on the basis of the average of the high and low market prices at which a share of Stock shall have been sold on the day the optionee elects to deliver shares of Stock upon exercise of an option, or the next preceding trading day if such date was not a trading day, as reported on the New York Stock Exchange Composite Transaction listing; and

FURTHER RESOLVED, that the Secretary of this Committee may implement such procedures as she may deem necessary or convenient to carry out the intent of this action of this Committee.

                     STOCK OPTION SUBCOMMITTEE

                         Atlanta, Georgia
                         October 17, 1996


Resolutions authorizing withholding for tax liabilities
in connection with exercises of stock options and stock
appreciation rights by delivery of or withholding of shares of common stock under the Stock Option Plans of the Company
--------------------------------------------------------------


RESOLVED, that holders of nonstatutory options and/or stock appreciation rights for stock granted pursuant to the terms of the 1991 Stock Option Plan of the Company or the 1987 Stock Option Plan of the Company may elect to deliver already-owned shares of Company common stock or to have shares of Company common stock withheld from the shares which would have been delivered upon exercise of such option or stock appreciation right for stock in order to satisfy the Federal, state and local tax liabilities arising from the transaction, subject to the right of this Committee to rescind its advance approval and to disapprove any election;

FURTHER RESOLVED, that permission to so satisfy tax liabilities shall be subject to the following conditions: (i) optionees or holders of stock appreciation rights for stock electing to satisfy tax liabilities as described above must make an irrevocable election in writing to do so on or before the date as of which the amount of tax to be withheld is determined, and (ii) the election is subject to the right of this Committee to rescind approval as described above; and

FURTHER RESOLVED, that the Secretary of this Committee may implement such procedures as she may deem necessary or convenient to carry out the intent of this action of this Committee.